Exhibit 99.1

Gemstar-TV Guide and Scientific-Atlanta Sign Technology Cross-Licensing Agreements,

Resolve Outstanding Litigation

Non-exclusive patent license, IPG porting and settlement agreements to benefit customers of both companies

Los Angeles, CA – (June 1, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) today announced that it has signed a series of agreements with Scientific-Atlanta which provide licenses to certain intellectual property assets and facilitate product development and deployment for both companies. The companies entered into a long-term worldwide patent cross-license agreement, granting each access to the other’s interactive program guide patents. The companies also entered into a porting agreement under which Scientific-Atlanta will assist Gemstar-TV Guide to make TV Guide Interactive IPGs available on the Scientific-Atlanta Explorer® set-top platform. Finally, Scientific-Atlanta and Gemstar-TV Guide agreed to resolve all outstanding litigation between the two companies.

Rich Battista, CEO of Gemstar-TV Guide commented: “We are pleased to have reached an agreement with Scientific-Atlanta, and welcome the opportunity to work with them. We look forward to a productive new relationship, providing Scientific-Atlanta with the considerable benefits from Gemstar-TV Guide’s years of IPG development, and providing new choices for our mutual customers as we both deploy products throughout the world.”

Under these agreements, which have a term of up to 9.5 years, the parties are obligated to make various payments to each other. The annual license fees due from Scientific-Atlanta to Gemstar-TV Guide will be calculated on a per unit basis based upon the number and type of products incorporating Gemstar-TV Guide’s technology and shipped by Scientific-Atlanta to its customers during the term, subject to annual minimum payments. Gemstar-TV Guide’s annual license fee payments to Scientific-Atlanta will be fixed. The minimum aggregate license fees that Gemstar-TV Guide is entitled to receive from Scientific-Atlanta during the term will equal approximately $154 million. The aggregate payments to be made by Gemstar-TV Guide to Scientific-Atlanta during the term, based on the cross-license and porting agreements, will be approximately $89 million. The actual amount and timing of the revenue and expense that Gemstar-TV Guide records under these agreements will depend upon the number and type of product shipments that Scientific-Atlanta reports during each year of the term.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the company can be found at www.gemstartvguide.com.

Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including our new magazine and our on-demand network; limitations on our ability to control certain joint venture or partnership businesses; dependence on the cooperation of third party providers and delivery mechanisms; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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For more information:

Gemstar-TV Guide – Media	Gemstar-TV Guide – Analysts & Investors
Bo Park	Rob Carl
212-852-7589	323-817-4600
Bo.Park@tvguide.com	Rob.Carl@tvguide.com